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                                                                     EXHIBIT 3.6

                          MEMORANDUM OF ASSOCIATION AND
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               COTT HOLDINGS INC.

1.       The name of the Company is COTT HOLDINGS INC.


2. The purpose of the Company is to engage in any lawful act or activity for which bodies corporate may be organized under the General Corporation Law of Delaware (the "GCL") and the Companies Act of Nova Scotia (the "NOVA SCOTIA ACT") respectively and there are no other restrictions on the objects and powers of the Company. In furtherance of and not in limitation of the foregoing, the Company shall expressly have the following powers:

         (1) to sell or dispose of its asset and undertaking, or a substantial part thereof;
         (2)      to distribute any of its property in specie among its members;
                  and
         (3) to amalgamate or merge with any company or other body of persons.

3. The authorised capital of the company, and the total number of shares which the Company shall have authority to issue, shall consist of 1,000 common shares , no par value.


4. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.


5.       The liability of the members (stockholders) is limited.


6. In furtherance and not in limitation of the powers conferred by statute, the members (stockholders) and directors of the Company are expressly authorized to make, alter or repeal instruments which shall constitute by-laws of the Company for the purpose of the GCL (and are enacted as such) and articles of association of the Company for the purpose of the Nova Scotia Act (and are enacted as such) and no such instrument shall be effective until enacted as so described in accordance with the GCL and the Nova Scotia Act.


7. Meetings of the members (stockholders) may be held within or without the State of Delaware or the Province of Nova Scotia, as the Articles of Association/By-laws may provide. Subject to the GCL and the Nova Scotia Act the Company's books may be kept at such place or places, within or without the State of Delaware or the Province of Nova Scotia, as may be designated by the Board of Directors from time to time or in the Articles of Association/By-laws. Elections of directors need not be by written ballot.


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8.       The Company reserves the right to amend, alter, change or repeal this
Memorandum of Association and Amended and Restated Certificate of Incorporation or any provision thereof, in the manner and to the extent prescribed and permitted by the GCL and the Nova Scotia Act, and all rights of members (stockholders) are granted subject to this reservation.


9. No director shall be personally liable to the Company or any of its members (stockholders) for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL or the Nova Scotia Act as the same exists or may hereafter be amended. If the GCL or the Nova Scotia Act is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent authorized by the GCL and the Nova Scotia Act, as so amended. Any repeal or modification of this provision by the stockholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.